Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Bain Capital Specialty Finance, Inc. of our report dated February 26, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting of Bain Capital Specialty Finance, Inc., and our report dated February 26, 2020 relating to the senior securities table of Bain Capital Specialty Finance, Inc., which appear in this Registration Statement. We also consent to the references to us under the headings “Experts,” “Selected Financial and Other Information” and “Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
May 5, 2020